Exhibit 99.1

Patterson Companies Announces 2-for-1 Stock Split

And Share Repurchase Program

St. Paul, MN—September 14, 2004—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that its board of directors has declared a 2-for-1 stock split, in the form of a 100% stock dividend, payable October 22, 2004 to shareholders of record October 8, 2004. Patterson will have approximately 137 million shares outstanding after the stock split.

The board of directors also approved a stock repurchase plan under which Patterson may purchase up to three million (pre-split) common shares (six million post-split shares) in open market transactions from time to time over the period ending September 30, 2009.

The purpose of the stock repurchase plan includes offsetting shares issued under various stock purchase and option plans that Patterson currently has in place, shares that may be issued in future acquisitions and for other corporate purposes. The stock repurchase plan will be funded with existing and internally-generated cash. Repurchased shares will constitute authorized but unissued shares of Patterson.

Peter L. Frechette, chairman and chief executive officer, commented: “The two-for-one stock split and share repurchase program reflect the board of director’s confidence in Patterson’s future. The stock split also is intended to keep the price of Patterson stock within a comfortable range for our employees and other individual investors.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744